Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Post-Effective Amendment No.2 to Form S-1 on Form S-3) for the registration of 15,953,821 shares of its common stock and to the incorporation by reference therein of our report dated March 23, 2016 with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Dr. Napolitano	/s/ Christ
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

June 24, 2016